Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF BY-LAWS OF

CENTRAL GARDEN & PET COMPANY

The undersigned, Lori A. Varlas, hereby certifies that:

1. I am the duly elected and incumbent Secretary of Central Garden & Pet Company, a Delaware corporation.

2. By action of the Board of Directors of the corporation duly adopted at a meeting duly called and held on August 18, 2015, at which a quorum was present and acting throughout, Article IV, Sections 2 and 3 of the By-laws of the corporation were amended to read in their entirety as follows:

Section 2. Chairman of the Board of Directors.

Subject to the provisions of these By-laws, the Chairman of the Board of Directors shall have all powers that are delegated to him or her by the Board of Directors, including without limitation, the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized. The Chairman of the Board of Directors shall preside at meetings of the stockholders and the Board of Directors. In the Chairman’s absence, the Interim Chairman, if any has been appointed, shall preside at the meetings of the stockholders and the Board of Directors. If no Interim Chairman has been appointed, the Lead Director shall preside at meetings of the stockholders and the Board of Directors in the Chairman’s absence, or in the Lead Director’s absence, the President shall preside.

Section 3. President.

Unless otherwise designated by the Board of Directors, the President shall be the chief executive officer of the Corporation. Subject to the provisions of these By laws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the duties, employees and agents of the Corporation.

3. The matters set forth in this certificate are true and correct of my own knowledge.

Date: August 19, 2015

/s/ Lori A. Varlas
Lori A. Varlas, Secretary